MASTER PREMIER GROWTH TRUST

FILE # 811-9733

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/7/00	First World Commun.	$71,400	$170,000,000	Lehman Bros.
3/13/00	Infineon Technologies	$13,568	$5,230,464,000	Goldman Sachs
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